EXHIBIT 99.1

 NEWS RELEASE

TSX: SCY

                                November 29, 2022

                                NR 22-09

 www.scandiummining.com

SCANDIUM INTERNATIONAL MINING ANNOUNCES UPDATED DRILLING PROGRAMS AND RENEWAL OF HONEYBUGLE EXPLORATION LICENSE

Reno, Nevada, November 29, 2022 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to provide an update on its drilling programs at both of its deposits in New South Wales (NSW), Australia. The drilling program has been planned for several years and is now possible because of the successful equity raise earlier this year. The drilling is planned to take place in the first quarter of 2023 because of the excessive rainfall in the last two months.

NYNGAN

A 12 hole program is planned at Nyngan; 10 holes on ML 1792 and the remaining two on EL 8316. All of this work is on the western extremity of the existing Nyngan resource and should add further higher grade Scandium resource to the project. With the resource approximately 20 meters below surface, a total of 500 metres of drilling is planned at Nyngan.

HONEYBUGLE

There are four major anomalies at Honeybugle and the drilling program is planned to better understand two of the anomalies at Honeybugle - Woodlong and Seaford. Woodlong exploration, which we believe to be the most prospective, will involve 27 holes which will follow up on earlier higher grade results. At Seaford, six holes will be drilled, with the goal to delineate any extension of earlier promising results. A total of 800 metres of drilling is planned at Honeybugle which is also a shallow mineralization.

The NSW Government has confirmed that the Honeybugle exploration license has been approved for renewal for a further 6 years.

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CEO Peter Evensen commented, “With the Company’s renewed financial resources after the capital raise earlier in 2022, this drill program is one of the first initiatives new management is undertaking to optimize the Company’s scandium portfolio, identify potential incremental value, and highlight to all stakeholders the differentiated position of Nyngan as the commercial market for scandium develops further. After investigating the potential of the Honeybugle exploration project, it is our belief that additional drilling is warranted there to further delineate this resource. We look forward to updating investors in 2023 on the results of these drilling programs along with other initiatives to be announced.”

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)

Tel: (702) 703-0178

Harry de Jonge (Comptroller)

Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

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